UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a)

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INTEVAC, INC.

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INTEVAC REACHES SETTLEMENT AGREEMENT WITH VOCE CAPITAL AND

APPOINTS MARC GILES TO BOARD OF DIRECTORS

SANTA CLARA, Calif., May 12, 2014 – Intevac, Inc. (NASDAQ: IVAC) today announced it has reached a settlement agreement with Voce Capital Management LLC and its affiliates (together with VCP, “Voce Capital”), a stockholder who had nominated three directors for election to Intevac’s Board of Directors. Under the agreement, Intevac has appointed Marc T. Giles to the Board effective immediately, and Mr. Giles will be included in Intevac’s slate of director nominees for election at the 2014 Annual Meeting of Stockholders. With the addition of Mr. Giles, the Board has been expanded to nine directors, seven of whom are independent.

“We welcome Marc to our Board of Directors, and we look forward to continuing to execute our strategy and build an ever stronger future for Intevac,” said Norman Pond, Intevac Founder and Chairman of the Board. “We have spoken with many of our largest shareholders and have had the opportunity to interview Marc and learn more about his background and experience. We expect to benefit from Marc’s business acumen and contributions to our Board as we accelerate growth in each of our businesses, improve our performance and further streamline our cost structure to drive shareholder value creation. We look forward to focusing 100% on the business.”

J. Daniel Plants, Voce Capital’s Managing Partner said: “We believe appointing a new independent Board member to Intevac will bring additional perspective and experience to the Company. We look forward to continuing to work constructively with the Company and the Board to help enhance value for all stockholders.”

In connection with the agreement, Voce Capital has agreed, among other things, to vote all of its shares in favor of each of the Board’s nominees at the 2014 Annual Meeting. In addition, Voce Capital has agreed to other customary standstill provisions and withdrawn its other nominations. The complete agreement between Intevac and Voce Capital will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission in the ordinary course.

Intevac’s 2014 Annual Meeting of Stockholders is expected to be convened on May 14, 2014 and then adjourned to a later day to allow for updated proxy solicitation materials to be distributed to stockholders. Intevac will announce the adjourned meeting date in due course.

Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Intevac’s legal counsel.

If you have any questions, require assistance with voting your shares,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

ABOUT MARC T. GILES

Marc T. Giles was the President and Chief Executive Officer of Gerber Scientific, Inc., a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries, from 2001 until February 2012, and provided transitional executive services to Gerber Scientific through his retirement on December 31, 2012. Mr. Giles previously served as Senior Vice President and President of Gerber Technology, Inc., a subsidiary of Gerber Scientific. Prior to joining Gerber Technology, Mr. Giles served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management with FMC Corp., a manufacturer of machinery and chemicals. Mr. Giles has served as a director of Checkpoint Systems, Inc., a global leader in merchandise availability solutions for the retail industry, since March 2013, where he also serves as a member of the Audit Committee; Lydall, Inc., which produces specialty engineered products, since April 2008, where he also serves as a member of their Compensation Committee and Corporate Governance Committee; and Gerber Scientific, Inc. since 2001.

ABOUT INTEVAC

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design and development of high-productivity, thin film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties.

Intevac is the market and technology leader in the hard drive industry, with our systems processing approximately 60% of all magnetic disk media produced worldwide. Our high-performance, high-throughput technology solutions continue to expand into additional markets – including solar and adjacent thin film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the sole-source provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information, call 408.986.9899, or visit www.intevac.com

ABOUT VOCE CAPITAL MANAGEMENT

Voce Capital Management is a governance-focused, value-driven investor. It is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership. Voce Capital is headquartered in San Francisco, California.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding Intevac’s growth, performance and cost structure initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

Intevac, Inc.

Jeff Andreson, 408-986-9888

Chief Financial Officer

Claire McAdams, 530-265-9899

Investor Relations

Jamie Moser / Tim Lynch / Alyssa Cass, 212-355-4449

Joele Frank, Wilkinson Brimmer Katcher

Voce Capital Management

J. Daniel Plants, 415-489-2601

Managing Partner